EXHIBIT 12

                  BURLINGTON NORTHERN INC. AND SUBSIDIARIES
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (IN MILLIONS, EXCEPT RATIO AMOUNTS)
                                 (UNAUDITED)

                                        Three Months     Six Months
                                           Ended           Ended
                                          June 30,        June 30,
                                        1995    1994     1995    1994
                                       ------  -------  ------  -------
Earnings:
  Pre-tax income                       $  213  $   134  $  390  $   276

  Add:
    Interest and fixed charges,
      excluding capitalized interest       50       39      93       78
    Portion of rent under long-term
      operating leases representative
      of an interest factor                27       27      55       52
                                       ------  -------  ------  -------

  Total earnings available for fixed
    charges                            $  290  $   200  $  538  $   406
                                       ======  =======  ======  =======

Fixed charges:

  Interest and fixed charges           $   51  $    40  $   95  $    79
  Portion of rent under long-term
    operating leases representative
    of an interest factor                  27       27      55       52
                                       ------  -------  ------  -------

  Total fixed charges                  $   78  $    67  $  150  $   131
                                       ======  =======  ======  =======

Ratio of earnings to fixed charges      3.72x    2.99x   3.59x    3.10x